Exhibit 10.1

Execution version

RETIREMENT TRANSITION AGREEMENT AND MUTUAL RELEASE

The parties to this Retirement Transition Agreement and Mutual Release (the “Release Agreement”) are MOBILE MINI, INC., a Delaware corporation, and its affiliates, parents, successors, predecessors, and subsidiaries (the “Company”) and ERIK OLSSON (the “Executive”). The Company and Executive are hereinafter individually referred to as a “Party” and collectively as the “Parties.” This Release Agreement shall take effect on the Effective Date (as defined in Section 7 below).

RECITALS

1.      The Company and Executive entered into an Amended and Restated Employment Agreement dated as of January 14, 2016 (the “Employment Agreement”).

2.      Executive wishes to retire from full time employment with the Company prior to the date set forth in the Employment Agreement for its termination, and the Parties desire to provide for the orderly transition of Executive’s position and also release each other from any further obligation under the Employment Agreement, with the exception of the continuing obligations outlined herein.

3.      Pursuant to the terms of the stock option grant agreements previously entered into between the Parties and listed on Exhibit A hereto (the “Stock Options”), the Stock Options are fully vested. Pursuant to the terms of such Stock Option grant agreements, the Executive would have 90 days from termination of employment with the Company to exercise all outstanding Stock Options.

4.      Pursuant to the terms of the restricted stock grant agreements previously entered into between the Parties and listed on Exhibit A hereto (the “Unvested Shares”), there remains previously granted restricted stock scheduled to vest (subject to time and/or performance requirements) over the next three years. Pursuant to the terms of such restricted stock grant agreements, any Unvested Shares would be forfeited upon separation as an employee.

5.      The Parties believe it is in the best interests of the Company and its shareholders to facilitate a successful CEO transition as well as not force the exercise of the Executive’s Stock Options within 90 days following the Separation Date.

CONSIDERATION AND AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The	Recitals set forth above are incorporated herein by this reference.

2. Transition	Period and Termination of Employment.

(a)     The Executive’s employment with the Company will terminate effective as of September 30, 2019 (the “Separation Date”). During the period from the Effective Date through the Separation Date (the “Transition Period”), the Executive shall (i) continue to devote his full-time and effort to the performance of his duties as Chief Executive Officer of the Company, including required business travel; and (ii) transition his responsibilities to such other person(s) that the Company designates. Effective as of the Separation Date, the Company and Executive hereby terminate the Employment Agreement and each Party hereby releases the other Party from any further obligation under the Employment Agreement, with the exception of the continuing obligations outlined herein.

(b)     For the period following the Separation Date and ending on December 31, 2019, Executive agrees that, upon reasonable notice from the Company, he will make himself available by telephone to provide assistance with respect to the transition of his responsibilities and the transfer of knowledge generally regarding the Company’s operations.

3.      Cooperation. The Executive agrees that he will provide to the Company, upon reasonable notice from the Company, such information and assistance in the nature of testifying and the preparation therefore as may reasonably be requested by the Company in connection with any litigation, administrative or agency proceeding, or other legal proceeding in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive for any reasonably, related expenses, including travel expenses approved by the parties, and shall pay the Executive a daily per diem comparable to his base salary on the Separation Date.

4.      Benefits to Executive. Subject to the terms of this Release Agreement and the Second Release (attached as Exhibit B), including Executive’s compliance with Section 2 above to the Company’s reasonable satisfaction, and provided that the Executive does not revoke this Release Agreement and the Second Release, the Company shall provide Executive with the following benefits:

(a)      The Company shall amend the Stock Option grant agreements to provide for the Executive to have 90 days to exercise any vested Stock Option from the later of (x) the date of termination of Executive’s employment and (y) the last day of Executive’s service as a Director on the Company’s Board of Directors. In no event shall the Stock Option grant agreements be extended beyond the original 10 year term of such Stock Options. Except as otherwise provided herein, the Stock Options shall otherwise remain subject to the terms and conditions of the grant agreements.

(b)      The Company shall amend the grant agreements relating to the Unvested Shares to provide for the continued vesting of such shares of restricted stock so long as the Executive continues to serve as a Director on the Company’s Board of Directors (subject to the time and performance vesting requirements contained in such grant agreements). Except as otherwise provided herein, the Unvested Shares shall otherwise remain subject to the terms and conditions of the grant agreements.

(c)     Any amount of accrued but unpaid salary and accrued unused vacation will be paid to the Executive on the first regularly-scheduled payroll date after the Separation Date.

(d)      For a period of twenty-four (24) months following the Separation Date, Company shall pay to Executive a monthly amount before the end each calendar month equal to difference between (i) the monthly cost of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) health and dental benefits for Executive (assuming that Executive would be eligible for such coverage), less (ii) the monthly amount that the Executive would be required to contribute for health and dental coverage if Executive were an active employee of Company.

(e)      The Executive shall be entitled to receive a prorated cash bonus for 2019 for the period in 2019 he was employed with the Company prior to the Separation Date, payable in 2020 at the time and in accordance with the Company’s other payouts (if any) to other senior executives in accordance with the terms of the Company’s 2019 annual incentive program.

(f)      Following the Separation Date, the Executive will serve as the Company’s Non-Executive Chairman and receive the annual retainer and annual stock award given the Company’s Chairman. As of the date hereof the Chairman’s compensation consists of an $90,000 annual retainer and annual stock awards of $145,000.

(g)     The Executive shall be entitled to retain his laptop, phone number, phone and Company email address (so long as he remains a member of the Board).

5.        General Release.

(a)      Executive and heirs, executors, administrators, agents, beneficiaries, successors in interest and assignees hereby release, waive and forever discharge, the Company and any past, present, or future owners, shareholders, directors, officers Executives, attorneys, agents, insurers, partners, predecessors and successors in interest, beneficiaries, executors, administrators, personal representatives, heirs, successors, affiliates and assigns of the Company and any other persons, firms, corporations, or entities with which the Company has been, is now, or may hereafter be affiliated (hereinafter the “Released Parties”), from any and all existing claims, demands, grievances, or lawsuits, whether known or unknown, that involve or arise from the employment relationship between Executive and the Company, or the termination of that relationship prior to the Effective Date of this Release Agreement.

Without limiting in any way the foregoing general release, this release specifically includes, but is not limited to, claims, demands, or lawsuits that arise under any of the following laws or regulations: Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; Equal Pay Act; the Age Discrimination in Employment Act of 1967, as amended; the Executive Retirement Income Security Act, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Sarbanes-Oxley Act; the False Claims Act; the Arizona Civil Rights Act, as amended; the Arizona Employment Protection Act, as amended; Arizona wage statutes; the Arizona Medical Marijuana Act; any other federal, state, or local constitution, statute, ordinance, or regulation; or any other theory of recovery including, but not limited, to claims for breach of contract, wrongful discharge, and any tort or other claim of personal injury, but excluding claims relating to vested benefits under any Company employee benefit plan (including without limitation any such plan subject to the Employee Retirement Income Security Act of 1974, as amended) and claims to enforce this Release Agreement. Furthermore, this Release Agreement shall not apply to, modify or in any way supersede obligations arising from any of (i) the terms of directors and officers insurance or (ii) any indemnification agreement for the benefit of the Executive as a result of the Executive’s position as a director or officer of the Company or one of its affiliates. Executive’s release includes any and all existing claims that in any way involve or arise from the employment relationship between Executive and the Company that exist as of the Executive’s execution of this Release Agreement, even if the facts and/or legal theories supporting those claims are unknown to Executive at this time.

(b)     Executive agrees that he will not bring a lawsuit against the Company and Released Parties asserting any of the claims released in this Release Agreement. Executive acknowledges and agrees that this Release Agreement may be pled as a complete bar to any action or suit before any court or adjudicative body with respect to any complaint or claim arising under any federal, state, local or other law relating to any possible claim that existed or may have existed as a result of Executive’s employment or termination with the Company.

Nothing in this Release Agreement is intended to limit or impair in any way Executive’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any similar, federal, state or local agencies, or Executive’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. However, Executive waives any right to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf in any way arising out of or relating to the matters released in this Release Agreement. This Release Agreement shall not preclude Executive from bringing a charge or suit to challenge the validity or enforceability of this Release Agreement under the Age Discrimination in employment Act (29 U.S.C. § 620, et seq.) as amended by the Older Workers Benefit Protection Act.

Executive affirmatively represents that he has disclosed to the Company any and all facts of which he is aware that relate to any purported wrongdoing related to or pertaining in any way to the Company and the Released Parties and that he is not aware of any facts or allegations that have not been disclosed to the Company. Executive also affirmatively represents that he is not aware of any claims he is not releasing through this Release Agreement

(c)     Executive further affirms that Executive has received all leave (paid or unpaid) compensation, wages, bonuses, commissions and benefits that are due to Executive by the Company under the Employment Agreement and that no other leave (paid or unpaid) compensation, wages bonuses, commissions and/or benefits are due to Executive under the Employment Agreement or in connection with Executive’s employment with the Company.

(d)     The waivers and releases contained herein do not waive and release any rights Executive is precluded from waiving under any applicable law, rule or regulation.

(e)     The Company hereby releases, waives and forever discharges, Executive and heirs, executors, administrators, agents, beneficiaries, successors in interest and assignees of and from, any and all claims growing out of, resulting from, or connected in any way to Executive’s employment with the Company and/or Executive’s separation from employment with the Company.

(f)     As a result of and in connection with the general statements of release of claims above, the Parties intend that each Party is releasing, waiving and discharging any and all claims and demands, known or unknown, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, which each Party ever had or now has or in the future may have against the other Party, by reason of any matter, cause or thing whatsoever arising at any time up to the date of the Effective Date of this Release Agreement.

6.        Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990. Executive acknowledges and agrees that, by entering into this Release Agreement, Executive is waiving any and all rights or claims that Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, arising on or before the Effective Date. Executive further expressly agrees that:

(a)     Executive is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA, but is not waiving rights or claims that may arise after the date Executive signs this Release Agreement;

(b)     Executive has been given the opportunity and has in fact read this entire Release Agreement and has had all questions regarding its meaning answered to Executive’s satisfaction;

(c)     Executive was advised and hereby is advised in writing to seek independent legal advice and/or counsel of Executive’s own choosing prior to the execution of this Release Agreement;

(d)     Executive fully understands the contents of this Release Agreement and understands that it is a FULL WAIVER OF ALL CLAIMS against the Released Parties given in return for valuable consideration, which is in addition to anything of value to which Executive is already entitled; and

(e)     Executive enters into this Release Agreement knowingly and voluntarily in exchange for the promises referenced herein AND THAT NO OTHER REPRESENTATIONS HAVE BEEN MADE TO EXECUTIVE TO INDUCE OR INFLUENCE EXECUTIVE’S EXECUTION OF THIS RELEASE AGREEMENT.

7.        Periods for Considering and Revoking Agreement. Executive acknowledges that he has been given at least 21 days to consider this Release Agreement. Executive agrees that, if Executive signs this Release Agreement before the end of the above 21-day period, Executive’s signature is intended to waive Executive’s right to consider the Release Agreement for 21 days. If Executive fails to sign this Release Agreement within the 21-day review period described above, this Release Agreement is withdrawn. The parties agree that Executive may revoke this Release Agreement at any time within seven (7) days after signing the Release Agreement by written notice, delivered by certified mail, to the below address. The parties acknowledge and agree that this Release Agreement is not effective or enforceable until it is returned to the Company and the 7-day revocation period has expired (“Effective Date”). Notice of revocation must be delivered in writing to the Company no later than the seventh day of the revocation period to: Christopher Miner, Senior Vice President & General Counsel, 4646 E. Van Buren, Suite 400, Phoenix, Arizona, 85008.

8.        No Public Comments; Mutual Non-Disparagement. For the twenty-four (24) month period subsequent to Separation Date, (i) Executive agrees that he will not make any public media statements with respect to the Company without the prior approval of the Company, (ii) Executive agrees that he will not disparage or knowingly make false or defamatory statements regarding the Company or any of its current or former directors, officers, Executives, shareholders, agents or attorneys orally or in writing and (ii) the Company will instruct its senior corporate executives having the position of Vice President or above not to disparage or knowingly make false or defamatory statements regarding Executive. This Section shall not apply to communications required by law, or that are otherwise privileged as a matter of law. Executive’s non-disparagement obligations under this Section do not interfere with or restrict his ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.

9.        Ownership of Claims/Beneficiaries. Executive represents and warrants that no other person or entity has any interest in the claims, obligations, or damages referred to in this Release Agreement and that he has the sole right and exclusive authority to execute this Release Agreement.

10.      Standstill. Executive agrees that for a period of 24 months following the Separation Date, Executive shall not acquire debt or equity securities of the Company for his own beneficial ownership or as part of a “group” (as defined under the securities laws of the United States) representing more than 5% of the Company’s outstanding common stock. Additionally, Executive shall not seek or cooperate with those seeking a change of controls at the Company.

11.      Unauthorized Disclosure. Executive shall not make any Unauthorized Disclosure. For purposes of this Release Agreement, “Unauthorized Disclosure” shall mean disclosure by Executive without the consent of the Board of Directors of the Company to any person of any confidential information obtained by Executive while in the employ of the Company (including, but not limited to, any confidential information with respect to any of the Company’s customers or methods of distribution) the disclosure of which he knows or has reason to believe will be materially injurious to the Company; provided, however, that such term shall not include the disclosure by Executive, without consent, of any information known generally to the public or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by the Company.

12.      Choice of Law and Venue. The validity, construction, and interpretation of this Agreement and the rights and duties of the Parties hereto shall be subject to the laws of the State of Delaware without regard to any state conflict of law rules. Both Executive and the Company agree to appear before and submit to the jurisdiction of the federal courts located in Phoenix, Arizona with respect to any controversy, dispute or claim relating to this Release Agreement.

13.      Medicare. Executive affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Release Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Executive is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. Executive affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the released parties under which the released parties could be liable for medical expenses incurred by the Executive before or after the execution of this Release Agreement. Furthermore, Executive is aware of no medical expenses which Medicare has paid and for which the released parties are or could be liable now or in the future. Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive will indemnify, defend, and hold the released parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

14.      Severability. If any provision in this Release Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the Court shall enforce the remaining provisions to the extent permitted by law.

15.      Entire Agreement and Continuing Obligations. (a) Except as provided herein, this Release Agreement constitutes the sole and entire agreement between the Parties regarding the subject matter addressed herein, and supersedes any and all understandings and agreements that may have been reached earlier on this subject matter, with the exception of the continuing obligations outlined in this Section.

 (b)     Executive acknowledges the continuing obligations of the following paragraphs set forth in his Employment Agreement: Section 12 (Post-Termination Non-Competition) and Section 14 (Nonsolicitation) (collectively, the “Covenants”). For the avoidance of doubt the Parties agree that the measuring time for the restricted periods in such Sections shall be from the Separation Date.

 (c)     The Company acknowledges its continuing obligations under Section 9 of the Employment Agreement (Acceleration of Vesting upon a Change in Control) with respect to the Unvested Shares.

 (d)     Executive acknowledges that Executive’s breach of the Covenants would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall, in addition to the action it is authorized to take pursuant to (e) below, be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

(e)    In the event that Executive breaches any of the Covenants, Company shall have the right to recover from Executive all shares of Unvested Shares which were allowed to vest after the Separation Date.

(f)     Other than those obligations specifically outlined in this Section, there are no understandings, representations, or agreements other than those set forth in this Release Agreement. No provision of this Release Agreement shall be amended, waived or modified except in writing, signed by the Parties.

16.      Attorneys’ Fees and Costs. In any proceeding or action to enforce this Release Agreement or to recover damages arising out of its breach, the prevailing Party shall be awarded its reasonable attorneys’ fees and costs.

17.      Code Section 409A. The terms of this Release Agreement shall be construed and administered in a manner calculated to satisfy the short-term deferral exception under Treas. Reg. Section 1.409A-1(b)(4); the separation pay plan exception under Treas. Reg. Section 1.409A-1(b)(9)(iii); and/or the welfare benefit exception under Treas. Reg. 1.409A-1(b)(9)(v) to Internal Revenue Code Section 409A and the applicable regulations and guidance promulgated thereunder (“Section 409A”). Any reference in this Release Agreement to a termination of employment (or similar term) means a “separation from service” as defined in Section 409A and the applicable guidance issued thereunder. In the event the Release Agreement fails to satisfy an exception to Section 409A, it will be construed and administered in accordance therewith to the maximum extent permitted by law. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Executive is a “specified Executive” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following his death. All rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of applying Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will occur in the later year. Nothing in this Release Agreement shall be construed as a guarantee of any particular tax treatment to Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Release Agreement, and in no event shall the Company have any responsibility or liability if this Release Agreement does not meet any applicable requirements of Section 409A.

18.      Counterparts. This Release Agreement may be executed in separate counterparts and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document. Photocopies, PDF and/or faxed copies of original signature pages shall have the same force and effect as original signature pages.

[Rest of Page Intentionally Left Blank]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated: 5/6/19	/s/ Erik Olsson
Erik Olsson

COMPANY

Dated: 5/6/19	By:	/s/ Sara Dial
Name: Sara Dial
Title: Director

[Signature Page - Transition Agreement and Mutual Release]

Exhibit A

“Stock Options”

(Inducement Options)

Grant Date	Option Price	Quantity
3/18/2013	$28.27	1,000,000
3/18/2013	$32.51	500,000
3/18/2013	$36.75	500,000
	Total	2,000,000

(Annual Performance Options)
Grant Date	Option Price	Quantity
2/18/2014	$47.75	68,866
1/22/2015	$42.78	89,114
1/20/2016	$26.23	91,732
2/01/2017	$32.55	130,742	(additional 36,036 subject to 2019 performance targets for vesting in 2020)
	Total	380,454

“Unvested Shares”

(Restricted Stock Awards)

Grant Date	Quantity Eligible for Time-Based Vesting	Quantity Eligible for Performance-Based Vesting
1/20/2016	8,577
2/1/2017	13,824
2/1/2018	15,852	15,852
1/31/2019	24,463	24,463
Total	94,726	40,315

Exhibit B

Form of Second Release

SECOND RELEASE

MOBILE MINI, INC., a Delaware corporation, and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, “Employer”) and ERIK OLSSON (“Employee”) entered into a Transition Agreement and Mutual Release dated [______, 2019] (“Agreement”).

WHEREAS, Employee understands and agrees that he may not execute this Second Release until after the Separation Date set forth in the Agreement (i.e., September 30, 2019).

NOW, THEREFORE, in exchange for the consideration provided for in the Agreement, Employee agrees as follows:

1.        General Release.

(a)      Employee and heirs, executors, administrators, agents, beneficiaries, successors in interest and assignees hereby release, waive and forever discharge, Employer and any past, present, or future owners, shareholders, directors, officers employees, attorneys, agents, insurers, partners, predecessors and successors in interest, beneficiaries, executors, administrators, personal representatives, heirs, successors, affiliates and assigns of Employer and any other persons, firms, corporations, or entities with which Employer has been, is now, or may hereafter be affiliated (hereinafter the “Released Parties”), from any and all existing claims, demands, grievances, or lawsuits, whether known or unknown, that involve or arise from the employment relationship between Employee and Employer, or the termination of that relationship prior to the Effective Date of this Second Release.

Without limiting in any way the foregoing general release, this release specifically includes, but is not limited to, claims, demands, or lawsuits that arise under any of the following laws or regulations: Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; Equal Pay Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Sarbanes-Oxley Act; the False Claims Act; the Arizona Civil Rights Act, as amended; the Arizona Employment Protection Act, as amended; Arizona wage statutes; the Arizona Medical Marijuana Act; any other federal, state, or local constitution, statute, ordinance, or regulation; or any other theory of recovery including, but not limited, to claims for breach of contract, wrongful discharge, and any tort or other claim of personal injury. Employee’s release includes any and all existing claims that in any way involve or arise from the employment relationship between Employee and Employer that exist as of the Employee’s execution of this Second Release, even if the facts and/or legal theories supporting those claims are unknown to Employee at this time.

(b)     Employee agrees that he will not bring a lawsuit against Employer and Released Parties asserting any of the claims released in this Second Release. Employee acknowledges and agrees that this Second Release may be pled as a complete bar to any action or suit before any court or adjudicative body with respect to any complaint or claim arising under any federal, state, local or other law relating to any possible claim that existed or may have existed as a result of Employee’s employment or termination with Employer.

Nothing in this Second Release is intended to limit or impair in any way Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any similar, federal, state or local agencies, or Employee’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. However, Employee waives any right to any personal recovery in any action or proceeding that may be commenced on Employee’s behalf in any way arising out of or relating to the matters released in this Second Release. This Second Release shall not preclude Employee from bringing a charge or suit to challenge the validity or enforceability of this Second Release under the Age Discrimination in employment Act (29 U.S.C. § 620, et seq.) as amended by the Older Workers Benefit Protection Act.

Employee affirmatively represents that he has disclosed to Employer any and all facts of which he is aware that relate to any purported wrongdoing related to or pertaining in any way to Employer and the Released Parties and that he is not aware of any facts or allegations that have not been disclosed to Employer. Employee also affirmatively represents that he is not aware of any claims he is not releasing through this Second Release

(c)     Employee further affirms that Employee has received all leave (paid or unpaid) compensation, wages, bonuses, commissions and benefits that are due to Employee by Employer under the Employment Agreement and that no other leave (paid or unpaid) compensation, wages bonuses, commissions and/or benefits are due to Employee under the Employment Agreement or in connection with Employee’s employment with Employer.

(d)     The waivers and releases contained herein do not waive and release any rights Employee is precluded from waiving under any applicable law, rule or regulation.

(e)     Employer hereby releases, waives and forever discharges, Employee and heirs, executors, administrators, agents, beneficiaries, successors in interest and assignees of and from, any and all claims growing out of, resulting from, or connected in any way to Employee’s employment with Employer and/or Employee’s separation from employment with the Employer.

(f)     As a result of and in connection with the general statements of release of claims above, the Parties intend that each Party is releasing, waiving and discharging any and all claims and demands, known or unknown, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, which each Party ever had or now has or in the future may have against the other Party, by reason of any matter, cause or thing whatsoever arising at any time up to the date of the Effective Date of this Second Release.

2.        Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990. Employee acknowledges and agrees that, by entering into this Second Release, Employee is waiving any and all rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, arising on or before the Effective Date. Employee further expressly agrees that:

(a)        Employee is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA, but is not waiving rights or claims that may arise after the date Employee signs this Second Release;

(b)        Employee has been given the opportunity and has in fact read this entire Second Release and has had all questions regarding its meaning answered to Employee’s satisfaction;

(c)        Employee was advised and hereby is advised in writing to seek independent legal advice and/or counsel of Employee’s own choosing prior to the execution of this Second Release;

(d)        Employee fully understands the contents of this Second Release and understands that it is a FULL WAIVER OF ALL CLAIMS against the Released Parties given in return for valuable consideration, which is in addition to anything of value to which Employee is already entitled; and

(e)        Employee enters into this Second Release knowingly and voluntarily in exchange for the promises referenced herein AND THAT NO OTHER REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE OR INFLUENCE EMPLOYEE’S EXECUTION OF THIS SECOND RELEASE.

3.       Periods for Considering and Revoking Agreement and Second Release. Employee acknowledges that he has been given at least 21 days to consider this Second Release. Employee agrees that, if Employee signs this Second Release before the end of the above 21-day period, Employee’s signature is intended to waive Employee’s right to consider the Second Release for 21 days. If Employee fails to sign this Second Release within the 21-day review period described above, this Second Release is withdrawn. The parties agree that Employee may revoke this Second Release at any time within seven (7) days after signing the Second Release by written notice, delivered by certified mail, to the below address. The parties acknowledge and agree that this Second Release is not effective or enforceable until it is returned to Employer and the 7-day revocation period has expired (“Effective Date”). Notice of revocation must be delivered in writing to Employer no later than the seventh day of the revocation period to: Christopher Miner, Senior Vice President & General Counsel, 4646 E. Van Buren, Suite 400, Phoenix, Arizona, 85008.

Acknowledged and agreed to by:

ERIK OLSSON	DATE _______________________

_________________________________